EXHIBIT 10.19

080507

(Translation)

TMB BANK PUBLIC COMPANY LIMITED

LOAN AGREEMENT

Made at TMB Public Company Limited,

Simummuang-Rangsit Branch

Date 4 April 2007

We, FABRINET CO., LTD., having an office located at No. 294 Moo 8, Vipavadee-Rangsit Road, Kookot Sub-district, Lam Lukka District, Pathum Thani Province, with juristic person registration number 0105542073726, hereinafter referred to as “First Borrower”, and

We, FABRINET CO., LTD., having an office located at Walker Hourse, 87 Mary Street, George Town, Grand Cayman, Cayman Islands, British West Indies, hereinafter referred to as “Second Borrower”,

Where it is not specifically referred to any person, it will be collectively referred to as “Borrowers”, hereby make and deliver this Agreement to TMB BANK PUBLIC COMPANY LIMITED, hereinafter referred to as “Bank”.

Whereas, the Borrowers are desirous to borrow from the Bank for the purchase of land, construction of factory buildings and system facilities to be located at No. 1634 Bangwai Tai Sub-district (Klong 1 Tok), Klong Luang District, Pathum Thani Province, hereinafter referred as the “Project”;

Both parties, therefore, agree as follows:

Article 1. Definition

The Borrowers and the Bank agree that the following terms, if not otherwise specified, shall mean as follows:

“Interest Period” means a period for calculation of interest which covers three months from the date of drawdown to the end of the three-month period, except for the first interest period which commences on the date of the first drawdown and ends on the last Business Day of February, May, August or November, as the case may be, and with regard to the subsequent interest period, it shall commence on the date of payment of the preceding payment of interest to the date of subsequent payment of interest, until the Borrower has made payment of its debts in full.

“Interest Payment Date” means the last Business Day of February, May, August and November of each Interest Period, which is the date due for the Borrower to pay interest under this Agreement, the first payment to be made on the last Business Day of May 2007.

“SIBOR” means the interest rates per annum at which banks offer to lend in US Dollar in international money market in Singapore in relation to a period equal to the Interest Period published or reported by Reuters on SIBO page of Reuters Screen service or by other equivalent service (“Monitor Screen”) at or about 11:00 a.m. (Singapore time) two (2) Business Days before the first day of the relevant interest period:

(a)	If there are more than two rates on the Monitor Screen, the rate per annum will be the rate as determined as the highest rate of the offered rates for a loan in US Dollar in the interbank market in Singapore in relation to a period equal to the Interest Period at or about 11:30 a.m. (Singapore time) on such date, or

(b)	If the offered rates cannot be determined from the Monitor Screen, the average of offered rates for a loan in US Dollar in interbank market in Singapore in relation to a period equal to the relevant Interest Period at or about 11:00 a.m. (Singapore time) offered by Development Bank of Singapore, Citibank, N.A., and Bank of Tokyo-Mitsubishi, Singapore Branch) obtained by any means by the Bank from such three banks or from other banks as the Bank may deem appropriate.

In determining the interest each time, the Bank shall determine based on the above provision on the drawdown date and/or at the end of each Interest Period. When the Bank has so determined, the Borrower agrees to treat it as the interest rate to be used for calculation of the interest to be paid by the Borrower to the Bank with regard to such Interest Period. The Bank shall be entitled to change the interest rate for every Interest Period without notice to the Borrower and it shall not be required to provide any evidence thereof to the Borrower.

“Default Interest Rate” means the highest interest rate charged by the Bank on a client in default of performance or in breach of contract, which currently is 15.50 per cent per annum.

Where the law or Bank of Thailand’s notification prescribes change in the interest rates for credits granted by commercial banks or where the Bank changes such interest rates, the Borrower authorizes the Bank to change such interest rates provided in this Agreement forthwith without prior consent of the Borrower and without providing notice or any evidence to the Borrower.

In relation to any change in the interest rates mentioned above, the Bank will post a notice for information to the Borrower at the Bank’s office, in which case it will be deemed that the Borrower has been aware of every notice of such change made by the Bank.

“Business Day” means the day on which commercial banks in Thailand are open for business as usual.

Article 2. Types and Amounts of Loan

The Borrower requests, and the Bank grants, loans to the Borrower in United States Dollars in the amount of US$22,000,000 (Twenty-two million United States Dollars), hereinafter referred to as the “Loan”, divided into the amounts as follows:

2.1 US$1,800,000 (One million and eight hundred thousand United States Dollars) for cost of construction of factory buildings and system facilities under the Project, hereinafter referred to as “Tranche 1 Loan”;

2.2 US$20,200,000 (Twenty million and two hundred thousand United States Dollars) for purchase of land under the Project, hereinafter referred to as “Tranche 2 Loan”.

Article 3. Conditions Precedent to Drawdown

The Borrower may drawdown the Loan in the amount specified in Article 2 when it has delivered the following documents and done the following things before the drawdown, and at the time of drawdown it is not in default specified in Article 13 hereof. If a copy of the document is provided, it must be certified as true copy with date by the authorized director of the Borrower stamped with the Borrower’s seal:

3.1 The Borrower shall deliver an affidavit issued by the Partnerships and Companies Registrar, Ministry of Commerce, showing that the Borrower has been registered as a limited company, list of directors and persons authorized to sign on behalf of the Borrower.

3.2 The Borrower shall deliver its memorandum of association, articles of association, and list of shareholders current as of the date of this Agreement and which are certified as correct by the Partnerships and Companies Registrar.

3.3 The Borrower shall deliver minutes of board of directors meeting approving the borrowing under the conditions specified herein. Where any person is authorized to sign this Agreement, the statement of such authorization must be specified in such minutes of the board of directors meeting.

3.4 The Borrower shall deliver specimen signatures of the persons authorized to sign this Agreement and notices of drawdown, as well as notices and certifications, on behalf of the Borrower.

3.5 The Borrower shall complete the juristic acts and security matters specified in this Agreement according to the Bank’s regulations in all respects and to deliver the documents according to the Bank’s regulations in full, except where otherwise provided herein.

3.6 The Borrower shall present the agreement for purchase and sale of land, the construction agreements for the buildings and systems and provide a copy thereof to the Bank.

3.7 The Borrower shall deliver the blue-prints of the factory buildings for the Bank to appraise their value, and shall appoint an independent engineer approved by the Bank to review the feasibility of the investment with regard to the system facilities. If the value appraised by the Bank is lower than the projected cost, the Borrower agrees that the Bank may reduce the amount of the Loan in the same proportion.

3.8 The Borrower shall increase its registered capital by the amount of no less than Baht 200,000,000.00 (Baht two hundred million only) so that the total registered capital shall become Baht 400,000,000.00 (Baht four hundred million only), and all shares shall be fully paid-up before the first drawdown. The Borrow shall furnish the Bank with a copy of a shareholders list made after the full payment for the registered capital.

3.9 The Borrower shall open a current account with the Bank, Simummaung-Rangsit Branch, hereinafter referred to as “Debt Service Reserve Account”, as a reserve for payments of the Loan’s principal and interest, in an amount equal to the interest and principal liabilities for the subsequent three months, and when it becomes due the Borrower consents to the Bank to deduct the Debt Service Reserve Account for the payment forthwith.

3.10 The Borrower shall provide the drawdown schedule by 3-month interval basis (“Drawdown Schedule”) and notify the Bank no less than five Business Days in advance before the first drawdown of each 3-month interval.

Article 4. Interest and Payment Schedule

4.1 The Borrower agrees to pay interest on the principal of the Loan to the Bank at SIBOR plus 1.50 (one point five) per annum payable on three-month period basis on the last Business Day of February, May, August, and November of each year until the principal has been paid in full.

4.2 The Borrower agrees to pay interest mentioned in Article 4.1 by installment according to the Interest Period on each interest payment date until the principal of the Loan has been fully repaid, the first interest payment to be paid on the interest payment date of the first Interest Period.

4.2 (sig.) In calculation of the interest, the rate of interest under Article 4.1 shall apply to the principal from the date of each drawdown until the Loan has been repaid in full, and the Borrower acknowledges that the calculation of interest under this Agreement is in accordance with the customary practices of the Bank in all respects to which the Borrower shall not object in any way.

4.3 (sig.) If the Borrower is in breach of Article 13, the Borrower agrees and consents to the Bank to change the interest rate determined under Article 4.1 to the Default Interest Rate, which the Bank is entitled to apply from the date of default until the payments under this Agreement have been made in full.

4.4 (sig.) If the Borrower fails to pay the interest for a period of no less than one year, regardless of whether the Bank has demanded the payment thereof or not, the Borrower agrees that the Bank may compound the unpaid interest to the principal and charge interest on the compounded amount at the rate mentioned in Article 4.3.

Article 5. Drawdown Period and Procedure

The Borrower may drawdown the Loan under Article 2 upon its having completed conditions precedent with regard to the juristic acts and security matters under Article 3 of this Agreement, and has paid the fees to the Bank, except as otherwise provided in this Agreement, subject to the following conditions and procedure:

5.1 The Borrower shall drawdown the Loan as follows:

5.1.1 Drawdown of Tranche 1 Loan, and part of Tranche 2 Loan in the amount of US$13,200,000 (Thirteen million and two hundred thousand million United States Dollars only), which are in the aggregate amount of US$15,000,000 (Fifteen million United States Dollars only) shall be made by the Borrower within 24 months from the date of the first drawdown and according to the drawdown schedule.

5.1.2 Drawdown of the balance of Tranche 2 Loan in the amount of US$7,000,000 (Seven million United States Dollars) shall be made by the Borrower within 36 months from the first drawdown and according to the drawdown schedule.

5.2 The Borrower shall drawdown the Loan as detailed below:

5.2.1 Tranche 1 Loan, for land purchase, shall be drawn down in the amount of 78 per cent of the purchase price in the aggregate amount of no more than US$1,800,000 (One million eight hundred thousand United States Dollars), subject to submission to the Bank of the agreement for the purchase and sale of land and evidence of payment of the purchase price and furnishing of a copy thereof to the Bank, and on the date of land ownership transfer, mortgage of such land as security must also be registered.

5.2.2 Tranche 2 Loan, for construction of factory buildings and system facilities, shall be drawn down in the amount of no more than 83 per cent of the cost for the construction of factory buildings and system facilities, which in the aggregate shall not be more than US$20,200,000 (Twenty million and two hundred thousand United States Dollars), and the Borrower agrees to maintain 5 per cent of the Tranche 2 Loan as the last drawdown, and the Borrower shall draw down such amount when all construction under the Project has been completed.

5.3 The Borrower agrees that the Bank may credit the money as drawn down by the Borrower to the Borrower’s account and/or the Borrower may come to take it in person and/or order payment of the same to a third party, regardless of whether the payment is made by the Bank’s check or any form of document, which shall be deemed that the Borrower has duly received the Loan from the Bank. Where it has been due but the Borrower has not proceeded to draw down the Loan as provided in Article 5.1, it shall be deemed that the Borrower no longer wishes to draw down the Loan from the Bank, except as otherwise agreed in writing by the Bank, and the amount to be repaid by the Borrower shall be the amount that has been actually drawn down from the Bank.

During the time the Borrower is entitled to draw down the Loan or the Borrower has not drawn down the full amount of the Loan, if the Borrower would like to cancel the utilization of the Loan, either in whole or in part, the Borrower shall request the cancellation in writing no less than 5 Business Days in advance of the date of cancellation, or where the availability period as mentioned in Article 5.1 has lapsed but the Borrower has not proceeded to draw down the Loan or has requested the draw down but not in full amount of the Loan, the Borrower agrees that the un-drawn portion of the Loan, either in whole or in part as the Bank may deem appropriate, will be deemed to have been cancelled, in which case the Borrower shall not raise any objection.

Notwithstanding the cancellation under the second paragraph, the Borrower shall pay the cancellation fee to the Bank pursuant to Article 8.3.

5.4 To draw down the Loan, the Borrower shall submit a drawdown notice (attached as Annex 1 and forming part of this Agreement) to the Bank no less than 7 Business Days in advance of the drawdown.

5.5 If the Borrower becomes in breach of any provision of this Agreement, even if the Borrower has not drawn down the Loan in full amount as specified in Article 2 of this Agreement, the Borrower agrees that the Borrower will be no longer entitled draw down the remaining amount of the Loan, except otherwise agreed by the Bank for the Borrower to make the drawdown.

Article 6. Payment of Principal

6.1 The Borrower shall repay the principal of the Loan to the Bank by 3-month basis in 24 installments on the last Business Day of February, May, August, and November of each year, the first payment to be made on the last Business Day of May 2007, provided that the Borrower shall repay the Loan in full within 8 years from the date of the first drawdown according to the following schedule:

Payment installments	Amount of each payment (US$)	Total amount of payment (US$)
1-23	917,000.00	21,091,000.00
24 (last)	909,000.00	909,000.00
Total		22,000.00

If partial prepayment is made by the Borrower, the prepayment shall apply to repayment of the principal of the Loan in order from the last to the first installment, or to any principal payment installment, or as seen appropriate by the Bank.

6.2 Payment of the principal or interest under this Agreement may be made by the Borrower in Thai currency or foreign currency. Where payment is made in foreign currency, the Borrower shall pay in the foreign currency agreed under this Agreement, in which case the Borrower shall buy such foreign currency with Thai currency from the Bank at the exchange rate from the foreign currency to Thai currency determined by the Bank on the payment due date.

6.3 When the Borrower has drawn down the Loan in full amount as specified in Article 2, and when the Borrower has repaid the principal, either in part or in whole, the Borrower may not further request a drawdown of the Loan.

6.4 In the case of prepayment under Article 6.1, of any installment, either in whole or in part, the Borrower shall give a notice to the Bank no less than 30 Business Days in advance and the Borrower shall pay the fees specified in Article 8.2.

6.5 In the payments of fees, expenses, penalties, taxes and other moneys relating to the Loan, the Borrower shall pay in the same currency as the currency of the Loan.

6.6 Where any event arises from or consequent to or is a direct or indirect consequence of war, revolution, riot, economic system variation, politics, monetary market condition, or any event, either in or out of country, which renders the Bank to be unable to allow the Borrower to draw down the Loan in foreign currency as specified in Article 2, the Borrower agrees to make the drawdown in other foreign currency which the Bank has provided as a substitute in an amount equivalent to the amount specified in Article 2, and agrees not to make any claim from or commence any law suit against the Bank.

6.7 Where the rules, regulations, stipulations, law and/or other similar things applicable to or controlling the operation of commercial banks in force at the time of execution of this Agreement changes, which renders the Bank to be unable to grant the Loan in the foreign currency as requested by the Borrower or other foreign currency, when it is requested by the Bank, the Borrower shall forthwith repay the Loan to the Bank, even if such payment has not yet become due. In such a payment, the Borrower shall pay in the currency which was drawn down or convert the foreign currency drawn down into Thai currency using the selling rate of the Bank of the date of exchange, or on the date deemed to be the date of drawn down, as the exchange rate.

Article 7. Security

To secure the performance of obligations under this Agreement, the Borrower shall provide the following securities to the Bank:

7.1 The Borrower shall proceed to mortgage the land under title deed no. 1634 of Tambol Bangwai Tai (Klong 1 Tok), Klong Luang District, Pathum Thani Province, owned by Fabrinet Co., Ltd., together with buildings currently existing or to be constructed thereon, to the Bank with the mortgage sum of Baht 880,000,000 (Eight hundred and eighty million Baht).

If any time the exchange rate for selling one United States Dollar to Thai currency is higher than 40 (forty) Baht, the Borrower agrees to register the increase of the mortgage sum by the amount as the Bank may see appropriate.

7.2 If in the future the security provided to the Bank pursuant to Article 7.1 has the value that is not sufficient for payment of all debts to the Bank, the Borrower agrees to provide other property to place as security, so that the value thereof becomes sufficient for payment of all debts to the Bank, immediately upon having received a notice from the Bank that the value of the security property is not sufficient for payment of all debts and of additional security to be provided. The security so provided by the Borrower shall be free from any encumbrance and must have been approved by the Bank. If the Borrower fails to provide additional security or provides additional security but the value thereof is still not sufficient or no approval of the Bank has been given, the Borrower agrees that the Bank may commence a court case to enforce performance of all debts immediately.

7.3 If the Bank has enforced the mortgage over the security property but the net proceeds derived are insufficient for payment of all debts, the Borrower agrees to make good the deficit to the Bank in full, and agrees to the seizure by the Bank of the Borrower’s other property to pay for the outstanding debts until they have been fully paid.

7.4 If the Borrower has other property that is mortgaged, pledged or placed as security for other indebtedness of the Borrower or of other person, whether such property is located in any office of the Bank, the Borrower agrees to treat such mortgage, pledge or placement as security for all debts of the Borrower owed to the Bank and agrees that the Bank may enforce all such property for payment of the outstanding debts under this Agreement. The Borrower agrees that the Bank may exercise its right of retention or desist any attempt of the Borrower to release the mortgage of such property, if the Bank considers that such act of the Borrower shall be prejudicial to or render the Bank to be unable to receive the payment of debts under this Agreement.

7.5 The Borrower shall take insurance for the work during construction with the sum insured equal to the full value of the part of the building that has been completed. When the building has been completed, the insurance must be taken in the Borrower’s name with the sum insured equal to the full value of such building or to the full amount of debts owed to the Bank, whichever is lower, from the insurer seen as appropriate. The insurance will be in the category of all risk insurance, including business interruption, specifying the Bank as the sole beneficiary or loss payee. Insurance premium will be paid by the Borrower. Insurance policy must be delivered for keeping by the Bank. Such insurance shall continue as long as the Borrower has not paid the debts in full, and the Borrower agrees to allow the Bank to renew the insurance, including notification for change, amendment, cancellation, increase or reduction of the sum insured, or conditions regarding the insurance, on behalf of the Borrower, by which the Borrower agrees to be bound in all respects. If the Bank has paid the insurance premium on behalf of the Borrower, the Borrower agrees to reimburse the Bank such insurance premium paid by the Bank. The Borrower agrees that such insurance premium paid on its behalf by the Bank is an additional debt to be repaid by the Borrower and be subject to interest at the Default Interest Rate, which the Bank is entitled to charge from the date of payment made by the Bank on behalf of the Borrower until such debt has been repaid by the Borrower in full.

Article 8. Fees and Expenses

8.1 The Borrower must pay the front-end fee to the Bank at the rate of 0.25 (zero point two five) per cent of the Loan under Article 2 on the date of execution of this Agreement.

8.2 The Borrower must pay the prepayment fee if the Borrower prepays the principal in full to the Bank before the due date under this Agreement at the rate of one per cent of the amount prepaid on the date of the prepayment, except where the money used for the prepayment are derived from its operation or from the increase of registered capital.

8.3 The Borrower must pay the cancellation fee at the rate of one per cent of the cancelled Loan or the Loan that has not been utilized pursuant to Article 5.1 on the date of the request for cancellation or the date after the end of the availability period, as the case may be.

8.4 The Borrower must pay the commitment fee at the rate of one per cent of the amount of the Loan that is not drawn down according to the draw down schedule on the date after the lapse of the draw down period according to the draw down schedule.

8.5 The Borrower must pay the extension fee at the rate of one per cent of the principal of the Loan a repayment extension of which is requested. Such extension of repayment must have been approved by the Bank on the date on which the memorandum of extension is made.

8.6 All taxes, stamp duties, fees, and expenses of all kinds arising out of the granting of the Loan and/or from the survey, appraisal of the security property, review of the appraisal, mortgage, pledge, guarantee, release of the security, and relating to the security property, insurance premium, as well as expenses for the warnings, claims, demands, charges, lawyer’s fees, commissions, expenses for judgment execution, and expenses of all kinds incurred by the Bank in connection with the litigation to enforce repayments, shall be borne by the Borrower. If the Bank has paid on behalf of the Borrower, the Borrower shall repay the Bank in full together with interest thereon at the Default Interest Rate form the date the Bank made such payment until the full repayment has been made.

8.7 When the Borrower has paid the fees, expenses and any amounts under this Agreement to the Bank, the Borrower shall not claim refund of such fees or expenses from the Bank for whatever reason even though the Loan has been subsequently cancelled, either in whole or in part, or the Loan is not granted due to force majeure.

Article 9. Withholding Tax

Payments in connection with this Agreement shall be made in full without any set-off, deduction, or counter-claim, and without withholding as or for taxes, except where the law in such jurisdiction requires the Borrower to make such payment by withholding or deduction, in which case the Borrower shall pay additional amount to the Bank so that the Bank may have received the amount as if such withholding or deduction had not been made. The Borrower shall pay all taxes or charges which the law in such jurisdiction levies on the Borrower and/or the Bank in connection with this Agreement to the relevant tax authority in full and submit the original or certified copy of each receipt as evidence of such tax or payment to the Bank immediately. The Borrower shall fully indemnify the Bank in case of any offence due to the delay or failure by the Borrower in paying the taxes or charges. Without prejudice to the foregoing provision, the Borrower shall fill in the forms and documents as required by the Bank from time to time to give any benefit under any relevant tax treaty or applicable provisions of law to the Bank or for any relevant purposes.

Article 10. Representations of Borrower

The Borrower represents and warrants as follows:

10.1 The First Borrower is a juristic person in the category of a limited company duly registered under the law of Thailand, and carries on business as usual under the law, and is fully qualified to do the business it currently carries on and to be carried on in the future; it holds ownership in the property and has obtained licenses relevant to the operation of such business under the law currently applicable.

The Second Borrower is a juristic person under the law of Cayman Islands, British West Indies.

10.2 The entering into, performance, documentation, and any other proceeding specified in this Agreement, and all acts of the Borrower are within the power of the Borrower which it may do and not in violation of the law or any contractual restriction or commitment binding the Borrower or in violation of the objectives of the Borrower and provision of the articles of association of the Borrower, and binds the Borrower and are enforceable against the Borrower according to the terms specified in this Agreement and any such other documents in all respects.

10.3 This Agreement and any other documents made hereunder, when executed and delivered to any party shall be lawful and bind the Borrower and be enforceable against the Borrower according to the terms specified in this Agreement and any such other documents in all respects.

10.4 The Borrower warrants that it will utilize the money received from the Bank for the purpose of the borrowing under this Agreement only.

10.5 The documents relating to the power of attorney, certification, authorization, consent from the Borrower or government agencies or authorities or persons or juristic persons relating to this Agreement or performance under this Agreement submitted to the Bank by the Borrower on the date of execution of this Agreement or to be submitted in the future have been duly certified and such documents are binding and enforceable in all respects.

10.6 No claim or law suit, arbitration proceeding, or administrative proceeding is pending in any court or agency, and there are no threatened claim or law suit, against the Borrower or enforceable against any property of the Borrower.

10.7 The Borrower is not in breach, violation or non-compliance with any law or regulations, order, agreement, warranty, instrument, privilege, concession, license, permit, authorization, commitment or duty binding the Borrower or its property or income, where such breach, violation or non-compliance may affect the operation, business, indebtedness or financial or other condition of the Borrower or the capability of the Borrower to perform its obligations under this Agreement, and there is no breach or potential breach of agreement and continuing on the date of execution of this Agreement.

10.8 The Borrower’s property are not subject to any encumbrance under law on mortgage, pledge or preferential rights, and the Borrower has not transferred the property or the rights under the mortgage, pledge or created any encumbrance over the Borrower’s property, to any person other than those made in favor of the Bank, except for the encumbrance over the Borrower’s property which the Borrower has notified the Bank before the date of execution of this Agreement.

10.9 The Borrower has no outstanding tax liabilities, and it has paid all taxes and duties, filed all tax forms within the time prescribed by law, except where the Borrower has duly contested and/or appealed.

10.10 The Borrower has done everything required by law so as to make this Agreement, security documents and any other documents relating to the granting of the Loan valid and enforceable.

10.11 The Borrower may operate and/or carry on the business without being in breach or violation of the law on operation of business by aliens, and the Borrower agrees to comply immediately in all respects with any requirement set forth by such law.

Article 11. Covenants of Borrower

During the term of this Agreement and as long as any amount under this Agreement is outstanding, the Borrower covenants that it will do the following, except as otherwise agreed by the Bank:

11.1 [The Borrower shall] at all times maintain the correctness and genuineness of the representation given herein.

11.2 The Borrower shall deliver a certificate of registration issued by the Partnerships and Companies Registrar, Ministry of Commerce, with validity term of no more than 90 days after the end of the financial year to the Bank every year, or within 30 days of any change.

11.3 Change in the juristic person status or major shareholders or management or directors or authorized directors, including change in the Borrower’s company seal or amendment to the memorandum of association, articles of association and/or objects or any event which materially affect financial condition and operation of the project must be notified in writing to the Bank no less than 30 days in advance.

11.4 [The Borrower shall] submit the annual financial statements, including balance sheet, profit and loss statement, together with the auditor’s report and notes thereto as audited by the auditor within 120 days after the end of the financial year and the quarter financial statements (if any). Such financial statements must be certified by the authorized directors or the finance manager of the Borrower.

11.5 If any data or information is disclosed to the public which affects the operation of the Borrower, the Borrower shall clarify and propose remedy thereto to the Bank immediately.

11.6 When construction of the Project is completed, the Borrower shall review and have the appraisal of the security property done by an independent appraiser company approved by the Bank within 90 days after the completion of the construction. During the term of this Agreement and as long as the Borrower has the debts under this Agreement outstanding, the security property must be reviewed and appraised according to the regulations of the Bank and/or Bank of Thailand by an appraiser approved by the Securities and Exchange Commission on the expenses of the Borrower.

11.7 In the case of cost overrun, the Borrower shall be responsible to find the fund to complete the Project by increasing its registered capital and/or utilizing the income from its operation and/or support from shareholders, and if the fund is the shareholders’ loan, the Borrower shall treat it as a subordinated loan as against the indebtedness to the Bank, and the Borrower shall prepare the documents and/or agreements in the form prescribed by the Bank so that the repayment of the subordinated loan will not be made prior to the repayment of the Loan to the Bank (if any).

The loan as the sponsors support and/or from shareholders shall be the loan that is not conflict with or affect the Bank’s interest; such loan shall not be repaid before the repayment of the Loan to the Bank.

11.8 The Borrower shall procure that its directors and/or shareholders give warranty to the Bank that the loans from the directors and/or shareholders, whether given before or after the execution of this Agreement, shall be subordinated to the Loan from the Bank in the form prescribed by the Bank (if any).

11.9 The Borrower shall allow the Bank to inspect the Project and relevant financial documents and accounts as may be reasonable.

11.10 The loan to the directors and affiliates or investment in one or more affiliates may be made only when it is notified to the Bank no less than 30 days in advance and has been approved in writing from the Bank.

11.11 [The Borrower shall] report any event of default provided in Article 13 with details of what the Borrower has done to remedy such event immediately after such event occurs.

11.12 [The Borrower shall] maintain any licenses requisite for the operation of the Borrower to be valid at all times, and to apply for any licenses requisite for the operation of the Borrower within the time prescribed by law and submit a copy thereof to the Bank.

11.13 [The Borrower shall] maintain the business of the Borrower and any other licenses, privileges, and concessions obtained or should have obtained consequent to its operation; to operate the business with orderliness, efficiency and regularity, to comply with the laws, regulations, stipulations, and orders of the relevant authorities, prepare account books and evidences correctly according to the regulations and procedures generally accepted, and pay taxes and fees charged on the property or operation of the Borrower immediately when due or before being fined for failure thereof, except for the case where the Borrower has contested in good faith.

11.14 [The Borrower shall] notify the Bank immediately in the case of change in the accounting policy as well as the methods and/or criteria for accounting record, account preparation, or accounting calculation, provided that such methods and criteria so changed be made according to the accounting principles generally accepted.

11.15 [The Borrower shall] notify the Bank immediately of the court case or dispute between the Borrower and other person, regardless of whether the Borrower is a plaintiff or defendant.

11.16 The Second Borrower warrants that on the date of execution of this Agreement Mr. Thomas Mitchell shall maintain his shareholding in the Second Borrower at 20 per cent and shall hold the position of the chairman of the board of directors of the Second Borrower. If Mr. David Mitchell’s shareholding in the Second Borrower falls below 10 per cent of the total shares sold or ceases to be the chairman of the board of directors of the Second Borrower, it shall be notified to the Bank within 30 days after the shareholding proportion falls or the cessation of being the chairman of the board of directors of the Second Borrower.

11.7 The Borrower shall comply with regulations of the Department of Industrial Works, including the laws, regulations or stipulations on the control of environmental impact and non-tax trade measures (in the case of export).

11.8 The Borrower shall deposit the reserve in the Debt Service Reserve Account as a reserve for repayment of the principal and interest in the amount equal to the liability to pay the interest and the principal for payment of the subsequent three-month installment.

11.19 The Borrower shall maintain financial ratio as of the end of December and June as follows:

(a) To maintain Debt Service Coverage Ratio (DSCR) from 2009 onwards at no lower than 2.50.

“DSCR” means earning before interest and depreciation and amortization plus cash on hand minus short term debt divided by current portion of long-term debt plus interest expense.

(b) To maintain Debt Equity Ratio (D/E) at no more than 2.00.

“D/E” means debts and contingent liabilities divided by equity minus intangible assets minus receivables from related company and directors minus investment.

10.20 The First Borrower shall utilize foreign currency deposit and transfer foreign currency through the Bank.

Article 12. Negative Covenants of Borrower

During the term of this Agreement, the Borrower covenant not to do the following without a written consent from the Bank:

12.1 To sell business or liquidate for dissolution or cease to operate the business carried on by the Borrower during the time this Agreement is in force.

12.2 To do any act that causes the Bank to have the rights that are subordinated to those of other creditors or other lenders of the Borrower.

12.3 To lend or grant credit or provide security or become liable or undertake to perform or assume responsibility in other’s indebtedness, except where the Borrower has notified in writing to the Bank and the Bank has considered that such matter is in the normal course of business of the Borrower.

12.4 To reduce its registered capital or merge with other juristic person or incorporate or invest in other juristic person in order to operate on its behalf or jointly with other juristic person in any way, except where it has been notified to the Bank no less than 30 days in advance and a written consent of the Bank has been obtained and provided that such juristic person assume joint liability with the Borrower with regard to the indebtedness under this Agreement.

12.5 To repay the loan to directors, affiliates or other related companies until the indebtedness owed to the Bank under this Agreement has been paid in full, or a written consent from the Bank has been obtained, except for the repayment of debts in the normal course of business.

12.6 To pay dividends, either interim or annual, or pay any benefits or remuneration to shareholders, either one or all shareholders, in any way or by any method, except:

(a) Where there is no event of default or any event that will cause default; and

(b) The principals, interests, and fees can be paid on schedule; and

(c) Before and after the payment of dividends, the DSCR under Article 11.9(a) is met; and

(d) The reserve deposited in the Debt Service Reserve Account in the prescribed amount is satisfied; and

(e) The dividends are paid from profit from operation and to be paid in the amount of no more than 50 per cent of net profit as of such year,

Provided that a written consent from the Bank has been obtained before the payment.

12.7 To dispose of, sell, transfer, lease out, pledge, mortgage, encumber, or place under any liability or condition which will cause other person to have the rights over the Borrower’s property, whether currently existing or to be acquired in the future, or in any way, to other person, except for where it is made to the Bank or a written consent thereof has been obtained from the Bank in advance, or the disposal, sale or transfer of the property with value of no more than Baht 50,000,000 (Fifty million Baht only).

12.8 To create any debt or indebtedness except a written consent thereto has been obtained from the Bank.

Article 13. Event of Default

In addition to the event of default under law or other provisions of this Agreement, the following events shall be deemed events of default:

13.1 The Borrower fails to pay the principal, interest, fees or any amount pursuant to the conditions, schedule and/or amount specified in this Agreement, or the Borrower is in breach of agreement and becomes in default in payment of other debts to the Bank and/or other creditors, or the Borrower in any way fails to perform under this Agreement, or becomes in breach of any provision of this Agreement and/or any other agreement made by the Borrower with the Bank.

13.2 The statement or representation given by the Borrower hereunder is not true in material respect or the certificate, articles of association or memorandum of association of the Borrower furnished by the Borrower or other person on its behalf is false, counterfeit, or invalid, either in whole or in part.

13.3 When the Borrower and/or the guarantor is sued or becomes insolvent or sued for bankruptcy or its property becomes subject to temporary receivership or absolute receivership or reorganization of the Borrower and/or the guarantor, or the Borrower and/or the guarantor is enforced to pay debts, its property being seized or attached, either in whole or in part, or any event occurs and the Bank is of the opinion or has the ground to believe that such event is materially prejudicial and affect the operation, property, or financial condition or payment of debts or other matter of the Borrower or will render the Borrower to be unable to performs its obligations under this Agreement.

13.4 The Borrower uses the Loan for other purpose than the purpose of the borrowing specified in this Agreement.

13.5 When the security the Borrower provided pursuant to Article 7 becomes in defect, or reduced in value and the Borrower cannot provide additional security to the satisfaction of the Bank within 15 days after the occurrence of such event.

13.6 When the Borrower becomes subject to legal proceeding or order of the state or any other circumstance, which results in the change or interruption of internal operation of the Borrower, or the whole shares or majority shares of the Borrower, or the whole or part of the Borrower’s property or income becomes subject to seizure, attachment, expropriation or becomes the state’s property.

13.7 When the Borrower ceases to operate the business it operates at the time of entering into this Agreement, or when the Borrower operates other business which is different from the business it is currently operating.

13.8 Any event which results in material adverse changes to the security property provided to the Bank or financial condition, business, operation and property of the Borrower, or to the ability of the Borrower to perform obligations in the circumstance as provided in the financial documents, or the validity, existing and applicability of the financial documents.

Article 14. Consequence of Breach

If the Borrower becomes in default or in breach of agreement under Article 13, it shall be deemed to be in default with respect to the whole debts and the credit be immediately terminated. Consequently, all debts under this Agreement shall be immediately due without notice, claim, [or] demand from the Bank, and the Borrower allows the Bank to charge interest on the Loan and/or other outstanding debts at the Default Interest Rate until all debts have been paid in full, and agrees to pay all damages incurred by the Bank due to the Borrower’s default, and all expenses with regard to the warnings, claims, demands, litigation and judgment execution to the full amounts in all respects.

Article 15. Application of payments

Any amount paid to the Bank by the Borrower under this Agreement shall be applied to the expenses and/or fees outstanding (if any). Then it will be applied for the payment of interests, and the rest shall be applied for the payment of principal outstanding.

Article 16. Illegality

At any time, if any circumstance causes the Bank to be unable to lawfully grant the Loan to the Borrower, the Bank shall notify the Borrower thereof without delay. In such a case, it shall be deemed that the Bank has no more obligations to provide the Loan to the Borrower and the Borrower agrees to repay any debts to the Bank as the Bank shall notify the Borrower without additional payment or prepayment fee.

Article 17. Waiver

Failure of or delay by the Bank in exercising any right or power provided in this Agreement shall not be deemed the waiver of such right. Any change or waiver of any right under this Agreement or consent for the Borrower not to comply with any condition or agreement hereunder shall not take effect until a confirmation in writing from the Bank has been obtained, and notwithstanding such confirmation, such waiver or consent shall take effect only with respect to the matter specifically stated and only to the extent of the purpose specifically stated in such confirmation.

Article 18. Disclosure of Information

The Borrower agrees and authorizes the Bank to disclose credit information of the Borrower to the Central Information Services Co., Ltd. and/or any juristic person providing credit information services under the law on credit information, including those to come into existing in the future (collectively referred to as “Credit Information Company”) to allow the Credit Information Company to disclose to its members, financial institutions or other juristic persons, for the purpose of analysis for the granting of credits and for review and correct such information of the Borrower. In this regard, the Borrower shall not require any remuneration or compensation for any damage arising from such act of the Bank and/or Credit Information Company, and agrees to allow the Bank to verify and use the credit information of the Borrower received by the Bank from the Credit Information Company for the purpose of analysis for granting of credits to the Borrower by the Bank, and for this purpose, “credit information” means financial information and any information of the Borrower required to be obtained by the Credit Information Company for the above purpose.

Article 19. Others

19.1 The Borrower agrees to allow the Bank to deduct from any and all types of bank accounts it has with the Bank or any other money it has at the Bank or is entitled to be refunded by the Bank, including the amount owned by the Borrower or in relation to which the Borrower is a creditor of the Bank, for payment of the principal and interest as well as fees, stamp duties, taxes, insurance premiums, expenses and the advances made by the Bank for the Borrower with regard to the survey and appraisal of the security, the review of the appraisal, insurance, insurance renewal, expenses, damages or any money payable by the Borrower to the Bank under this Agreement or any other legal documents relating to this Agreement, to the Bank without notice to the Borrower. The Borrower also allows the Bank to exercise its right to retain, or to desist the withdrawal by the Borrower of, such money until the Borrower has paid the debts to the Bank in full.

Where the Bank deducts the amount in a current account and the balance in such account is not sufficient, or the account has no balance, the Borrower allows the Bank to increase the amount of the debts in the type of overdraft and agrees to pay interest according to the terms and conditions provided in the agreement or contract made by the Borrower with the Bank and the Borrower allows the Bank to charge such interest in compound on monthly basis according to customary practices of the Bank until the Borrower has paid the debts to the Bank in full.

19.2 The Bank is entitled to assign all or part of its interest under this Agreement to any commercial bank or financial institution or juristic person any time. However, the rights of the Borrower under this Agreement are the rights specific to the Borrower. Consequently, the Borrower may not assign its interest or rights, either in whole or in part, to other person, except where written consent thereto from the Bank has been obtained.

19.3 Any amendment, cancellation, revocation, change in the provision of this Agreement or security agreement, including relevant documents, shall be made only in writing and with consents of the two parties.

19.4 If any part of the terms or conditions or provision of this Agreement becomes void or invalid, the parties agree that such void or invalid provision are separated from the terms, condition and provision that are valid, and that the valid terms, conditions and provision shall be enforceable.

19.5 The Borrower undertakes that if the Borrower moves out of the domicile mentioned above, the Borrower shall have the duty to notify the Bank thereof within 7 Business Days, otherwise it ill be deemed that the Borrower becomes in breach of agreement in material respect, consequent to which the Bank is entitled to demand repayment of all debts immediately.

19.6 Any and all correspondents, letters, notices sent to the address specified as office or location of the Borrower, either in person or by registered post or non-registered post, regardless of whether any person has taken delivery thereof or not, or the delivery could not be made because the Borrower relocates its office or location without notice to the Bank, the Borrower agrees that the correspondent, letter [or] notice shall be deemed to have been duly sent to the Borrower.

IN WITNESS WHEREOF, the Borrower has this Agreement signed and stamped by company seal in the presence of witnesses below.

FABRINET CO., LTD.

Signature		First Borrower
(Mr. Soon Kaewcharnsilp)

Authorized Director

Signature		Second Borrower
(Mr. David Thomas Mitchell, President & CEO)

Authorized Director

TMB BANK PUBLIC COMPANY LIMITED

Signature			Bank
	(Mr. Sithipong Nakwatchara)	(Mrs. Nualwan Saenwiset)

Authorized Signatories

Signature		Witness
(Mr. Rewat Wongsivarote)

Signature		Witness
(Mr. Supat Masanitat)

Annex 1

Drawdown Notice

Made at

Date

To:	President

TMB Bank Public Company Limited

Re: Notice of Drawdown

Whereas, we              (Borrower) has requested a loan from TMB Bank Public Company Limited in the amount of              Baht (            ) under the Loan Agreement, dated             ;

We hereby notify TMB Bank Public Company Limited that we would like to draw down the Loan from the Bank for [specify purpose]              in the amount of              (            ) on              by the following method:

☐	By Bank’s check ordering payment and delivered to us in the amount of Baht ( Baht).

☐	By Bank’s check ordering payment to and delivered to in the amount of Baht ( Baht).

☐	By crediting to our account at the Bank, Account Category , Account No. , Branch, in the amount of Baht ( Baht).

☐	By crediting to the account of at Bank, Branch, Account Category , Account No. , in the amount of Baht ( Baht).

☐	Other in the amount of Baht ( Baht).

When the Bank has proceeded as mentioned above, it shall be deemed that we have received the money drawn down from the Bank in full, and this Drawdown Notice is a part of the above-mentioned Loan Agreement.

Yours sincerely,

__________________________________

( ______________________ )

Borrower

Annex 2

Drawdown Schedule